Exhibit 4.20

DATED 30 July 2003

WOLSELEY plc (1)

- AND -

STEPHEN P. WEBSTER (2)

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DEED OF VARIATION
OF A SERVICE AGREEMENT
DATED 25 SEPTEMBER 2002

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THIS DEED OF VARIATION is made the 30 day of July 2003.

BETWEEN:

1	Wolseley plc, whose registered office is Parkview 1220, Arlington Business Park, Theale, Reading, RG7 4GA (the “Company”); and

2	Stephen Paul Webster of 2 Melliss Avenue, Kew, Richmond, Surrey TW9 4BQ (the “Executive”).

WHEREAS:

A	The Company and the Executive entered into a service agreement dated 20 September 2002 (“the Agreement”).

B	The Company has decided to remove one of the restrictive covenants placed upon the Executive pursuant to the Agreement.

NOW IT IS HEREBY AGREED as follows:

1	Clause 19.1.1 of the Agreement shall, with effect from 18 July 2003, be of no further effect.

2	The remaining provisions of the Agreement shall remain in full force and effect.

IN WITNESS whereof this Deed has been executed by the parties the day and year first before written.

EXECUTED as a DEED	)
by Wolseley plc	)
)
)

	Director	/s/ Charlie A Banks

	Secretary	/s/ Mark J White

EXECUTED as a DEED	)
by STEPHEN PAUL WEBSTER	)
in the presence of:	)	/s/ Jane Denholm